FIRST AMENDMENT TO WISDOMTREE TRUST
FUND OF FUNDS INVESTMENT AGREEMENT
    This first amendment (the “Amendment”) to the WisdomTree Trust Fund of Funds Investment Agreement dated December 19, 2023 (the “Agreement”), by and between WisdomTree Trust (the “Trust”), on behalf of the Funds listed in Appendix A to the Agreement, each a series of the Trust, severally and not jointly (each, an “Acquired Fund”); and EA Series Trust, on behalf of each of its respective current and future series set forth on Appendix A of the Agreement, severally and not jointly (each, an “Acquiring Fund”), is entered into as of July 24, 2025 (the “Effective Date”).
WHEREAS, the Parties desire to amend Appendix A of the Agreement, as described below; and
WHEREAS, Section 6(b) of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.Exhibit A of the Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

3.Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.
Signature Page Follows

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Effective Date.

WISDOMTREE TRUST

By: /s/ Jonathan Steinberg
Name: Jonathan Steinberg
Title: President

EA SERIES TRUST

By: /s/ Michael D. Barolsky
Name: Michael D. Barolsky
Title: Vice President and Secretary

APPENDIX A

List of Funds to which this Agreement Applies

Acquiring Funds		Acquired Funds
CCM Global Equity ETF (CCMG)	→	WisdomTree U.S. Value Fund (WTV)
Draco Evolution AI ETF (DRAI)	→	WisdomTree Bloomberg U.S. Dollar Bullish Fund (USDU)